                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-71052

                          PROSPECTUS SUPPLEMENT NO. 4
                     (To Prospectus Dated January 15, 2002)

                               32,463,100 SHARES

                                  [SAXON LOGO]

                              SAXON CAPITAL, INC.
                                  COMMON STOCK

                                ----------------

This prospectus supplement relates to resales by selling stockholders of 32,463,100 shares of our common stock that are held by some of our current stockholders.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus dated January 15, 2002, including any amendments or supplements thereto.

             SEE RISK FACTORS BEGINNING ON PAGE 8 OF THE PROSPECTUS
                   TO READ ABOUT FACTORS YOU SHOULD CONSIDER
                         BEFORE BUYING OUR COMMON STOCK

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS
    PROSPECTUS SUPPLEMENT IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

The information contained in this prospectus supplement No. 4 reflects disclosures contained in a press release issued by us dated January 28, 2002 regarding our preliminary fourth quarter results, which provided facts that are in addition to the information set forth in the prospectus dated January 15, 2002.

          The date of this prospectus supplement is January 29, 2002.

                                                                    NEWS RELEASE

                               CONTACTS:
                                                              Media
                               Investors                      Chryssa Zizos
                               Bobbi J. Roberts               Live Wire Media Relations,
                               Saxon Capital, Inc.            LLC
                               804.967.7879                   703.519.1600 Ext 101
        [SAXON LOGO]           robertsb@saxonmtg.com          czizos@livewiredc.com

FOR IMMEDIATE RELEASE

                 SAXON REPORTS FOURTH QUARTER OPERATING RESULTS
          PORTFOLIO GROWTH ON TRACK, POISED FOR PROFITABILITY IN 2002

GLEN ALLEN, VA. (January 28, 2002)--Saxon Capital, Inc. "Saxon" (NASDAQ: SAXN), a residential mortgage lending company, today announced operating results for the three months ended December 31, 2001 and for the period July 6, 2001 to December 31, 2001. Saxon was sold on July 6, 2001 in a private 144A transaction as part of its divestiture from Dominion Resources, Inc. (NYSE:D). Public trading of Saxon's common shares commenced January 16, 2002. At the time of the divestiture Saxon began structuring the asset backed securitizations as financings, moving away from gain on sale accounting. This change in structure will make it difficult to compare current period results to prior period results.

For the three months ending December 31, 2001, Saxon reported a net loss of $1.4 million or $0.05 cents per share. For the period July 6, 2001 through September 30, 2001, Saxon reported a net loss of $6.3 million or $0.22 per share. Common stock outstanding for both periods was 28,050,100 shares.

"This earnings report, our first as a publicly traded company, is in line with our expectations as we build a new loan portfolio as an independent residential mortgage company," said Michael L. Sawyer, chief executive officer. "These results also reflect our use of on-balance sheet portfolio accounting. At current levels, our portfolio of mortgage loans has reached the point at which we anticipate profitability beginning with the first quarter of 2002."

OPERATIONAL HIGHLIGHTS FOR THE CALENDAR YEAR 2001

    - Mortgage loan originations grew 10.0 percent totaling $2.3 billion versus $2.1 billion in fiscal year 2000.

       - Wholesale loan production totaled $966 million, an increase of 35.0 percent over 2000.

       - Retail loan production had record volume of $448 million, an increase of 91.0 percent over 2000.

       - Correspondent flow loan production totaled $356 million, an increase of
         51.0 percent over 2000.

    - The on-balance sheet loan portfolio totaled $1.7 billion, up from $647 million at July 6, 2001.

    - Loan loss reserve increased to $21.5 million, or 1.3 percent of mortgage loans at December 31, 2001 from $13.6 million or 1.2 percent of mortgage loans at September 30, 2001.

    - Retail originations totaled 25.0 percent of loan originations during the fourth quarter 2001, up from 11.0 percent in 2000.

    - Direct costs to produce for fiscal year 2001 totaled 304 basis points, down from the 2000 level of 393 basis points.

    - Saxon issued $1.4 billion in asset-backed securitizations, after July 6, 2001, that were structured as financings. Effective with the divestiture, Saxon discontinued using gain-on-sale accounting.

"This has been an important year for Saxon. We completed our sale from Dominion to a broad based group of institutional investors and completed our registration process with the Securities and Exchange Commission," said Sawyer. "Further, we expanded our origination channels and experienced record volume in both the Retail and Correspondent Flow units, while maintaining our strong credit and servicing discipline. We continue to see opportunities for growth in our three business channels and remain ready to invest our capital in the sectors that maximize profitability."

Since becoming an independent company, Saxon has completed two asset backed securitizations totaling $1.4 billion. These long-term financings of Saxon's portfolio were priced at attractive levels relative to its peers and other asset-backed security transactions at the time. Additionally, Saxon's servicing subsidiary achieved recognition when Fitch upgraded its primary servicing rating for sub-prime product to RPS2+ and its special servicing rating to RSS2- (above average for both).

LOAN ORIGINATIONS AND COST TO PRODUCE

Fourth quarter 2001 loan production grew to $571 million versus $558 million in the third quarter and $514 million in the fourth quarter 2000. Total loan production for the year was $2.3 billion versus $2.1 billion in fiscal year 2000, an increase of 10.0 percent. In 2001, Saxon continued to increase loan production in the more profitable and stable wholesale and retail business channels.

Total cost to produce -- defined as premium plus general and administrative expenses less fees collected--was 301 basis points in the fourth quarter 2001, a
5.9 percent decrease from third quarter and a 25.0 percent decrease from fourth quarter 2000.

PORTFOLIO PERFORMANCE

At December 31, 2001, Saxon's total servicing portfolio was $6.3 billion, which includes Saxon's on balance sheet portfolio totaling $1.7 billion. Seriously delinquent loans (defined as loans three or more payments past due) as a percentage of the total servicing portfolio increased to 12.2 percent at December 31, 2001 versus 11.4 percent at September 30, 2001. Saxon's on-balance sheet portfolio reflected 4.1 percent in seriously delinquent loans at December 31, 2001 versus 0.2 percent at September 30, 2001. The increase in both the total serviced and on-balance sheet portfolio reflects the continued maturation of the mortgage loans.

Loan losses in 2001 on Saxon's serviced portfolio as a percentage of total serviced assets were 1.3 percent compared to 1.2 percent for the third quarter. In addition, Saxon added $7.9 million to its reserve for loan losses during the fourth quarter, increasing the reserve to $21.5 million at December 31, 2001.

FINANCIAL HIGHLIGHTS

For the three months ended December 31, 2001, Saxon's net interest margin was $11.4 million versus $3.7 million for the period July 6, 2001 through September 30, 2001. Total revenues were $18.0 million for the fourth quarter 2001 compared to $8.8 million in the period July 6, 2001 through September 30, 2001.

Operating expenses, which include general and administration expenses and depreciation, were $20.1 million for the fourth quarter compared to $16.9 million for the period July 6, 2001 through September 30, 2001, an increase of
19.0 percent. This increase reflects Saxon continued investment in the growth of the loan origination channels.

LIQUIDITY

At December 31, 2001, Saxon had $1.4 billion of committed warehouse facilities from six financial institutions. Working capital at December 31, 2001 totaled $132 million.

CONFERENCE CALL

Saxon will host a conference call for analysts and investors at 11a.m. EST on Tuesday, January 29, 2001. For a live Internet broadcast of this conference call, please go to Saxon's investor relations website at www.saxoncapitalinc.com. To participate in the call contact Bobbi Roberts, assistant vice president investor relations, for details about the call. For those who cannot listen to the live broadcast, a replay will be available shortly after the call and will remain available until 5 p.m. EST February 5, 2002. The replay will be available on Saxon's website or at (800) 252-6030 using the ID number 11122459.

ABOUT SAXON CAPITAL

Saxon Capital is a residential mortgage lending company that originates, purchases, securitizes and services non-conforming mortgages and home equity loans. The Company is headquartered in Glen Allen, Virginia and has additional facilities in Forth Worth, Texas and Foothill Ranch, California. Saxon's operating subsidiaries -- Saxon Mortgage, Inc., America's MoneyLine, Inc., and Meritech Mortgage Services, Inc. -- process loans through retail, wholesale, and correspondent business channels. The Company originates and purchases loans in 49 states through its network of approximately 3,000 brokers, 375 correspondents and 17 retail branches. Saxon Capital currently services a mortgage loan portfolio of approximately $6.3 billion. For more information, visit www.saxoncapitalinc.com.

INFORMATION REGARDING FORWARD LOOKING STATEMENTS

STATEMENTS IN THIS NEWS RELEASE CONTAINING WORDS SUCH AS "BELIEVES," "ANTICIPATES," "INTENDS," "EXPECTS," AND OTHER SIMILAR WORDS, ARE "FORWARD-LOOKING STATEMENTS" AND ARE BASED ON CURRENT EXPECTATIONS AND ASSUMPTIONS THAT ARE SUBJECT TO RISKS AND UNCERTAINTY. OUR ACTUAL RESULTS AND THE TIMING OF CERTAIN EVENTS COULD DIFFER MATERIALLY DUE TO A NUMBER OF FACTORS, SUCH AS CHANGES IN OVERALL ECONOMIC CONDITIONS AND INTEREST RATES, CHANGES IN CAPITAL MARKET AND COMPETITIVE CONDITIONS APPLICABLE TO OUR INDUSTRY, CHANGES IN THE APPLICABLE LEGAL AND REGULATORY ENVIRONMENT, AND THE CONTINUED SUCCESS OF MANAGEMENT'S STRATEGY. YOU SHOULD ALSO BE AWARE THAT ALL INFORMATION IN THIS NEWS RELEASE IS AS OF THE JANUARY 28, 2002 OR AS OF THE DATE INDICATED. WE UNDERTAKE NO DUTY TO UPDATE ANY FORWARD-LOOKING STATEMENT TO CONFORM THE STATEMENT TO ACTUAL RESULTS OR CHANGES IN THE COMPANY'S EXPECTATIONS.

                              SAXON CAPITAL, INC.

                        FINANCIAL & STATISTICAL SUMMARY

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                               12/31/2001     09/30/01      07/06/01     12/31/2000
                                               -----------   -----------   -----------   ----------
                                               (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                               -----------   -----------   -----------
BALANCE SHEET DATA
Total Mortgage Portfolio.....................  $ 1,741,022   $ 1,189,781    $673,455      $108,821
Loan Loss Reserve............................      (21,542)      (13,627)    (13,798)       (3,607)
                                               -----------   -----------    --------      --------
  Net Mortgage Portfolio.....................    1,719,480     1,176,154     659,657       105,214
Servicing Related Advances...................      101,378        95,993      84,199        30,847
Interest Only Residual Assets................           --            --          --       298,415
Mortgage Servicing Rights, net...............       33,847        36,814      41,614        47,834
Goodwill (1).................................        4,404         4,321       2,949        46,095
Warehouse Financing..........................      283,370       398,939     631,036        88,225
Limited-Recourse Financing...................    1,329,568       650,265          --            --
Other Debt...................................       25,000        25,000      25,000        99,847
Total Stockholders' Equity...................  $   251,998   $   253,702    $260,287      $343,537
Average Earning Assets.......................  $ 1,329,214   $   866,502         n/a           n/a
Average Assets...............................    1,618,349     1,133,645     774,585       606,420

                                                   QTR         JULY 6,--      JAN. 1,--        QTR
                                               12/31/2001    SEPT 30, 2001   JULY 5, 2001   12/31/2000
                                               -----------   -------------   ------------   ----------
                                               (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
SUMMARY OF OPERATIONS
Net Interest Income..........................  $    17,787    $     9,084      $  3,807      $ (1,999)
Loan Loss Provision..........................       (6,431)        (5,430)       (8,423)       (3,459)
Servicing and Other Income...................        6,553          5,128        49,442        38,804
Operating Expenses...........................       20,058         16,877        43,678        17,217
                                               -----------    -----------      --------      --------
Net pre-tax loan production and servicing
  income.....................................  $    (2,149)   $    (8,095)     $  1,148      $ 16,129
Impairment of residual assets, net (2).......           --             --        (7,301)       (1,339)
Impairment of predecessor goodwill...........           --             --       (44,963)           --
                                               -----------    -----------      --------      --------
Income Before Taxes..........................       (2,149)        (8,095)      (51,116)       14,790
                                               -----------    -----------      --------      --------
Income tax (benefit) expense.................         (801)        (3,156)      (21,609)        9,555
                                               -----------    -----------      --------      --------
Net Income...................................  $    (1,348)   $    (4,939)     $(29,507)     $  5,235
                                               ===========    ===========      ========      ========
KEY RATIOS
Return on Average Assets (ROA) (3)                    -0.3%          -0.6%         -5.1%          3.5%
Return on Average Equity (ROE) (3)...........         -2.1%          -2.6%        -13.3%         12.2%
Average Equity/Average Assets (%)............         15.6%          22.7%         38.3%         56.8%
Operating expense/Serviced Assetss (3).......          1.3%           1.1%          1.7%          1.2%
Interest Margin as % of average earning
  assets (3).................................          5.4%           4.2%          n/a           n/a
Net Interest Margin as % of average earning
  assets (3).................................          3.4%           1.7%          n/a           n/a

                                               12/31/2001     09/30/2001
                                               -----------    -----------
COMMON STOCK DATA
Basic Earnings per share.....................        (0.05)         (0.18)
Diluted Earnings per share...................        (0.05)         (0.18)
Average common share (millions)..............   28,050,100     28,050,100
Average common and equivalent shares
  (millions).................................   28,050,100     28,050,100
Shares outstanding (period end)..............   28,050,100     28,050,100

------------------------

(1) Goodwill for December 31, 2000 is related to Dominion's purchase of Saxon in 1996.

(2) Impairment of residual assets is related to a change of the discount rate used to value interest-only residuals and mortgage servicing rights. Interest-only residuals were retained by Dominion.

(3) Ratios are annualized

                              SAXON CAPITAL, INC.

                             PRODUCTION STATISTICS

                             (DOLLARS IN THOUSANDS)

                                                QTR ENDED    QTR ENDED    QTR ENDED    QTR ENDED    QTR ENDED     YR ENDED
                                                12/31/2001   09/30/2001   06/30/2001   03/31/2001   12/31/2000   12/31/2000
COST TO PRODUCE                                 ----------   ----------   ----------   ----------   ----------   ----------
Wholesale....................................         3.05%        3.08%        3.28%       3.58%         4.46%        4.56%
Retail.......................................         1.94%        2.05%        2.32%       2.94%         4.84%        5.54%
Correspondent Total (2000)...................           --           --           --          --          3.63%        3.28%
Correspondent Flow...........................         3.40%        3.02%        1.90%       3.24%           --           --
Correspondent Bulk...........................         4.54%        4.61%        4.57%       3.93%           --           --
  TOTAL PRODUCTION...........................         3.01%        3.20%        3.13%       3.57%         4.02%        3.93%
Cost to Service..............................         0.36%        0.30%        0.26%       0.25%         0.26%        0.24%
Corporate Administration.....................         0.70%        0.66%        0.70%       0.79%         0.79%        0.68%

                                                QTR ENDED    QTR ENDED    QTR ENDED    QTR ENDED    QTR ENDED     YR ENDED
                                                12/31/2001   09/30/2001   06/30/2001   03/31/2001   12/31/2000   12/31/2000
CHANNEL                                         ----------   ----------   ----------   ----------   ----------   ----------
Wholesale....................................      258,496      254,532      250,138     202,511       156,211      712,746
Retail.......................................      143,720      111,233      105,924      86,644        57,314      233,753
Correspondent Flow...........................       92,480       72,554      128,803      61,920        53,038      235,386
Correspondent Bulk...........................       76,012      120,031      219,723     148,802       247,158      906,618
                                                ----------   ----------   ----------   ----------   ----------   ----------
TOTAL........................................   $  570,708   $  558,350   $  704,588   $ 499,877    $  513,721   $2,088,503
                                                ==========   ==========   ==========   ==========   ==========   ==========

                                                                         THREE MONTHS ENDED 12/31/01
                                                -----------------------------------------------------------------------------
                                                  AMOUNT         %         AVG. LTV    CREDIT SCORE   FIXED WAC     ARM WAC
CREDIT QUALITY                                  ----------   ----------   ----------   ------------   ----------   ----------
A+...........................................      122,531   $     21.5%        78.7%          652           8.0%         8.1%
A............................................      107,864         18.9%        80.7%          615           9.2%         8.5%
A-...........................................      194,155         34.0%        80.8%          573           9.9%         9.4%
B............................................       88,745         15.6%        76.2%          545          10.9%        10.2%
C............................................       46,855          8.2%        71.7%          526          12.4%        11.4%
D............................................       10,558          1.8%        59.1%          528          12.3%        12.2%
                                                ----------   ----------   ----------    ----------    ----------   ----------
TOTAL........................................   $  570,708        100.0%        78.5%          589           9.3%         9.5%
                                                ==========   ==========   ==========    ==========    ==========   ==========

PORTFOLIO STATISTICS

                                                      12/31/2001                 9/30/2001                12/31/2000
                                                -----------------------   -----------------------   -----------------------
                                                               TOTAL                     TOTAL                     TOTAL
                                                   SCI       SERVICING       SCI       SERVICING       SCI       SERVICING
                                                PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO    PORTFOLIO
DELINQUENCY                                     ----------   ----------   ----------   ----------   ----------   ----------
60+ days past due............................          1.4%         2.0%         0.2%        1.9%      n/a              1.6%
90+ days past due............................          0.6%         1.2%          --         0.9%      n/a              0.6%
Bankruptcy (4)...............................          0.3%         2.8%          --         2.9%      n/a              2.5%
Foreclosures.................................          1.6%         4.4%          --         4.0%      n/a              4.0%
Real Estate Owned............................          0.2%         1.8%          --         1.6%      n/a              1.4%
                                                ----------   ----------   ----------   ----------   ----------   ----------
TOTAL SERIOUS DELINQUENT.....................          4.1%        12.2%         0.2%       11.4%      n/a             10.1%
Net losses on liquidated loans...............   $    2,129   $   85,415   $       --      55,442       n/a       $   44,086
Percentage of losses on liquidated loans.....          0.1%         1.3%          --         1.2%      n/a              0.8%
Portfolio (period end, in thousands).........   $1,671,311   $6,355,304   $1,037,494   $6,276,526      n/a       $5,588,599
Portfolio (period avg, in thousands).........   $1,329,214   $6,132,306   $  866,502   $6,070,848      n/a       $5,233,423

------------------------------

(4) Bankruptcy loans are loans held by a borrower who has declared bankruptcy and is 60 or more days contractually delinquent.

                                                             07/06/2001     PERIOD       PERIOD
                                                   QTR           TO         ENDED        ENDED
                                                12/31/2001   09/30/2001   07/05/2001   12/31/2000
LOAN LOSS PROVISION                             ----------   ----------   ----------   ----------
Total principal balance of loans:............   $1,671,311   $1,131,603   $  646,588   $ 105,108

Beginning Balance............................       13,627        7,222   $    3,607   $   1,035
Provision for loan losses....................        6,431        5,430        8,423       6,403
Provision for losses on advanced interest....        2,344        1,056           --          --
Transfer to REO loans........................           --           --       (1,698)         --
Charge-offs..................................         (860)         (81)      (6,354)     (3,831)
                                                ----------   ----------   ----------   ----------
Ending Balance...............................   $   21,542   $   13,627   $    3,978   $   3,607
LOAN LOSS RESERVE (% OF PRINCIPAL)...........         1.29%        1.20%        0.62%       3.43%

                              SAXON CAPITAL, INC.

                          CONSOLIDATED BALANCE SHEETS

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                                   SUCCESSOR             PREDECESSOR
                                                          ----------------------------   ------------
                                                          DECEMBER 31,   SEPTEMBER 30,   DECEMBER 31,
                                                              2001           2001            2000
                                                          ------------   -------------   ------------
ASSETS
CASH AND OTHER CURRENT ASSETS
Cash....................................................   $    5,629     $    2,259       $    435
Accrued interest receivable.............................        1,958          3,430            443
Income tax receivable...................................           --          3,156          4,759

MORTGAGE LOAN PORTFOLIO
Mortgage loans in warehouse.............................      369,205        513,173        108,821
Securitized loans.......................................    1,371,817        676,608             --
                                                           ----------     ----------       --------
    Gross loan portfolio................................    1,741,022      1,189,781        108,821
Loan loss reserve.......................................      (21,542)       (13,627)        (3,607)
                                                           ----------     ----------       --------
    Net loan portfolio..................................    1,719,480      1,176,154        105,214

OTHER ASSETS
Interest--only residual assets..........................           --             --        312,012
Mortgage servicing rights, net..........................       33,847         36,814         47,834
Servicing related advances..............................      101,378         95,993         30,847
Furniture, fixtures and equipment, net..................        5,611          4,395         11,311
Predecessor goodwill, net...............................           --             --         46,095
Deferred tax asset......................................       11,772             --             --
Other assets............................................       19,674         15,342         13,458
                                                           ----------     ----------       --------
Total assets............................................   $1,899,349     $1,337,543       $572,408
                                                           ==========     ==========       ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accrued interest payable................................   $      289     $      780       $  1,324
Income tax payable......................................        2,053             --             --
Warehouse financing facilities..........................      283,370        398,939         88,225
Limited-recourse financing..............................    1,329,568        650,265             --
Notes payable...........................................       25,000         25,000             --
Due to Dominion Capital.................................           --             --         99,847
Deferred tax liability..................................           --             --         31,539
Other liabilities.......................................        7,071          8,857          7,936
                                                           ----------     ----------       --------
Total liabilities.......................................    1,647,351      1,083,841        228,871
                                                           ----------     ----------       --------

STOCKHOLDERS' EQUITY
Common stock, no par value, stated value $1 per share
  and 100 shares, authorized, issued and outstanding
  (Predecessor).........................................           --             --             --
Common stock, $0.01 par value per share, 100,000,000
  shares authorized; 28,050,100 shares issued and
  outstanding...........................................          281            281             --
Additional paid-in capital..............................      258,004        258,360        294,113
(Accumulated defict) retained earnings..................       (6,287)        (4,939)        49,424
                                                           ----------     ----------       --------
Total stockholders' Equity..............................      251,998        253,702        343,537
                                                           ----------     ----------       --------
Total liability and stockholders' equity................   $1,899,349     $1,337,543       $572,408
                                                           ==========     ==========       ========

                              SAXON CAPITAL, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                           SUCCESSOR                     PREDECESSOR
                                            ---------------------------------------   ------------------
                                            THREE MONTHS ENDED     FOR THE PERIOD     THREE MONTHS ENDED
                                               DECEMBER 31,       JULY 6, 2001 TO        DECEMBER 31,
                                                   2001          SEPTEMBER 30, 2001          2000
                                            ------------------   ------------------   ------------------
REVENUES:
  Interest income.........................     $    31,891          $    18,437            $ 3,711
  Interest expense........................         (14,104)              (9,353)            (5,710)
                                               -----------          -----------            -------
    Net interest income...................          17,787                9,084             (1,999)
  Provision for loan loss.................          (6,431)              (5,430)            (3,459)
                                               -----------          -----------            -------
    Net interest income after provision
      for loan losses.....................          11,356                3,654             (5,458)
  Gain on securitizations.................              --                   --             32,995
  Servicing income, net of amortization...           6,553                5,128              5,809
                                               -----------          -----------            -------
    Total revenues........................     $    17,909          $     8,782            $33,346

EXPENSES:
  Payroll and related expenses............          11,219                8,312              7,566
  General and administrative expenses.....           8,670                7,495              8,765
  Impairment of residual assets, net......              --                   --              1,339
  Other expense...........................             169                1,070                886
                                               -----------          -----------            -------
    Total expenses........................          20,058               16,877             18,556
  (Loss) income before taxes..............          (2,149)              (8,095)            14,790
  Income tax (benefit) expense............            (801)              (3,156)             9,555
                                               -----------          -----------            -------
NET (LOSS) INCOME.........................     $    (1,348)         $    (4,939)           $ 5,235
                                               ===========          ===========            =======

EARNINGS PER COMMON STOCK:
  Average comon shares....................      28,050,100           28,050,100                 --
  Basic and diluted earnings per common
    share.................................     $     (0.05)         $     (0.18)           $    --

                              SAXON CAPITAL, INC.

                     CONSOLIDATED STATEMENTS TO OPERATIONS

               (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)
                                  (UNAUDITED)

                                                        SUCCESSOR                  PREDECESSOR
                                                   --------------------   ------------------------------
                                                      FOR THE PERIOD      FOR THE PERIOD     YEAR ENDED
                                                       JULY 6, 2001       JANUARY 1, 2001   DECEMBER 31,
                                                   TO DECEMBER 31, 2001   TO JULY 5, 2001       2000
                                                   --------------------   ---------------   ------------
REVENUES:
  Interest income................................       $    50,328          $ 15,331         $ 34,444
  Interest expense...............................           (23,457)          (11,524)         (24,875)
                                                        -----------          --------         --------
    Net interest income..........................            26,871             3,807            9,569
  Provision for loan loss........................           (11,861)           (8,423)          (6,403)
                                                        -----------          --------         --------
    Net interest income after provision for loan
      losses.....................................            15,010            (4,616)           3,166
  Gain on securitizations........................                --            32,892           79,234
  Servicing income, net of amortization..........            11,681            16,550           24,885
                                                        -----------          --------         --------
    Total revenues...............................            26,691            44,826          107,285

EXPENSES:
  Payroll and related expenses...................            19,531            25,220           32,445
  General and administrative expenses............            16,165            20,420           34,989
  Impairment of residual assets,net..............                --             7,301          108,445
  Impairment of predecessor goodwill.............                --            44,963               --
  Other expense (income).........................             1,239            (1,962)           4,010
                                                        -----------          --------         --------
    Total expenses...............................            36,935            95,942          179,889
  Loss before taxes..............................           (10,244)          (51,116)         (72,604)
  Income tax benefit.............................            (3,957)          (21,609)         (24,084)
                                                        -----------          --------         --------
NET LOSS.........................................       $    (6,287)         $(29,507)        $(48,520)
                                                        ===========          ========         ========

EARNINGS PER COMMON STOCK:
  Average comon shares...........................        28,050,100                --               --
  Basic and diluted earnings per common share....       $     (0.22)               --               --
  OTHER COMPREHENSIVE LOSS:
  Unrealized gain (loss) on residual assets, net
    of tax of $-0-, $-0-, $2,496, $-0- and
    $-0-.........................................                                                6,400
                                                        -----------          --------         --------
TOTAL COMPREHENSIVE LOSS.........................       $    (6,287)         $(29,507)        $(42,120)
                                                        ===========          ========         ========